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Exhibit #6

The Board of Directors
General American Life Insurance Company:

                              Re:   "Joint and Survivor Variable
                                    Universal Life 98"

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the Registration Statement and Prospectus for General American Separate Account Eleven. Our report on the consolidated financial statements of General American Life Insurance Company and subsidiaries refers to the adoption of Statement of Financial Accounting Standards No. 120, Accounting and Reporting by Mutual Life Insurance Enterprises and by Insurance Enterprises for Certain Long-Duration Participating Contracts in 1996.


                              KPMG Peat Marwick LLP



St. Louis, Missouri
May 22, 1998